Exhibit 3.2.1

Amendment to Dynex Capital, Inc.’s Amended and Restated Bylaws,
effective as of May 16, 2017

SECTION 3.02    Number, Election and Term. The Board of Directors shall consist of five ~~six~~ directors, subject to automatic increase in accordance with the Articles of Incorporation. If the Corporation seeks to qualify as a real estate investment trust, the number of directors shall be increased or decreased from time to time by vote of a majority of the Board of Directors; provided, however, that the number of directors may not exceed fifteen nor be less than three except as permitted by law, and provided further, that the tenure of office of a director shall not be affected by any decrease or increase in the number of directors so made by the Board of Directors.

At all times, except in the case of a vacancy, a majority of the Board of Directors shall be Independent Directors (as hereinafter defined). For purposes of these Bylaws, “Independent Director” shall mean a director of the Corporation who meets the independence requirements under the rules and regulations of the stock exchange upon which the Corporation’s common stock is then listed and the Securities and Exchange Commission, as then in effect and applicable to the Corporation. At each annual meeting, the shareholders shall elect directors to hold office until the next annual meeting or until their successors are elected and qualify. Directors need not be shareholders in the Corporation.

Except as provided in Article III of the Articles of Incorporation, no person shall be eligible for election as a director unless nominated in accordance with the procedures set forth in this Section 3.02. Nominations of persons for election to the Board of Directors may be made by the Board of Directors or any committee designated by the Board of Directors or by any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders who complies with the notice procedures set forth in this Section 3.02. Such nominations, other than those made by the Board of Directors or any committee designated by the Board of Directors, may be made only if written notice of a shareholder’s intent to nominate one or more persons for election as directors at the applicable meeting of shareholders has been given, either by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Corporation and received (a) not less than 90 days nor more than 180 days before the first anniversary of the date of the Corporation’s proxy statement in connection with the last annual meeting of shareholders, or (b) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than 90 days before the date of the applicable annual meeting. Each such shareholder’s notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Corporation’s share transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (3) the class and number of shares of stock of the Corporation beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder; and (ii) as to each person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected. The Secretary of the Corporation shall deliver each such shareholder’s notice that has been timely received to the Board of Directors or a committee designated by the Board of Directors for review. Any person nominated for election as director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the Secretary of the Corporation all such information pertaining to such person that is required to be set forth in a shareholder’s notice of nomination. The chairman of the meeting of shareholders shall, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by this Section 3.02, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

At any time when the Chairman of the Board is not an Independent Director, a lead Independent Director shall be designated by majority vote of the Independent Directors.